Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•
For Further Information:
FOR IMMEDIATE RELEASE May 20, 2015	Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON ANNOUNCES INCREASED CASH DIVIDEND, INCREASE IN STOCK BUYBACK PROGRAM AND CHANGES TO THE BOARD OF DIRECTORS

TULSA, OK, May 20, 2015 - AAON, Inc. (NASDAQ-AAON) today announced that the Board of Directors has declared an increased regular semi-annual cash dividend of $0.11 per share or $0.22 annually (a 20% increase from our previous $0.09 per share or $0.18 annually). The dividend will be paid to stockholders of record as of the close of business on June 12, 2015, with a payment date of July 1, 2015.

Norman H. Asbjornson, President and CEO, stated, "Our strong capital position allows us to increase our dividend payout to enable our stockholders to participate in the benefits of the Company's growth."

The Board of Directors also authorized the Company, under the stock buyback program adopted in May 2010, to designate an additional 2.75 million shares as eligible to be repurchased. Under the terms of the Company's plan, purchases may be made from time to time in the open market or through privately negotiated transactions at prevailing market prices, depending on market conditions. All shares purchased will be restored to the status of authorized but unissued stock.

Mr. Asbjornson stated, "We are deeply saddened to announce that John B. Johnson, Jr., passed away on May 18, 2015. John served as a Director, Secretary and General Counsel to the Company since its founding. We will miss his numerous contributions to the Company, including his wise counsel and sharp pencil. John was a true gentleman and our hearts go out to his family and friends."

Mr. Asbjornson went on to say, "In light of John's passing, at this time the Board has elected to reduce its size from seven members to six."

Gary D. Fields, along with one incumbent (Norman Asbjornson), were elected to the Company's Board of Directors at the Annual Meeting of Stockholders and Joseph E. Cappy retired from the Company's Board of Directors immediately following the Annual Meeting.

Mr. Asbjornson stated, "Please join me in thanking and congratulating Joe for his years of service on the Company's Board of Directors. Joe has provided an invaluable service to the Company's stockholders and provided guidance to management during a period of unprecedented growth. We wish him continued success and happiness and look forward to continuing to benefit from his knowledge and experience through his Senior Advisor position with the Company."

Mr. Asbjornson continued, “Please also join me in welcoming Gary to the Board of Directors. Gary has been involved in the HVAC industry for more than 35 years. From 1983 to 2012, he was an HVAC equipment sales representative at (and, from 2002 to 2012, a member of the ownership group of) Texas AirSystems, the largest independent HVAC equipment and solutions provider in the state of Texas, with locations in Dallas, Fort Worth, Houston, Austin and San Antonio. He has been significantly involved with the Fort Worth, Texas Chapter of ASHRAE (the American Society of Heating, Refrigerating and Air-Conditioning Engineers), having served as Chairman of various ASHRAE committees and ultimately serving as President. Gary is currently an owner and President of GKR Partners LTD, an HVAC business development consulting firm, which has provided business development advice and consultation to the Company and its sales representatives since 2013. Gary’s extensive experience in the HVAC industry will provide the Board with valuable insight and knowledge on HVAC markets, including market trends. Gary's lengthy experience at a large independent HVAC equipment provider also allows him to provide the Board guidance on the Company's sales and marketing activities."

AAON, Inc. is a manufacturer of air conditioning and heating equipment consisting of rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, self-contained units and coils. Its products serve the new construction and replacement markets. The Company has successfully gained market share through its “semi-custom” product lines, which offer the customer value, quality, function, serviceability and efficiency.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.